CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$3,360,000	$385.06

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated December 20, 2011 (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$3,360,000 Notes due December 26, 2014 Linked to the Performance of a Basket of Commodities Global Medium-Term Notes, Series A, No. C-356

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	December 20, 2011

Issue Date:	December 23, 2011

Basket Final Valuation Date:	December 22, 2014*

Maturity Date:	December 26, 2014*

Denominations:	Minimum denominations of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	A basket comprised of the following commodities (each a “basket component” and together, the “basket components”) in weighted allocations:

Basket Component	Bloomberg ticker symbol**	Weight	Initial Level
Brent Crude, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	CO1 <Comdty>	35.0%	USD106.73/barrel
S&P GSCI® Grains Index Excess Return (the “Index”). For a description of the Index, see the information set forth under “Description of the S&P GSCI® Grains Index Excess Return” herein and “Commodity Indices—S&P GSCI® Commodity Indices” in the index supplement.	SPGCGRP <Index>	22.0%	39.18126
WTI Crude, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	CL1<Comdty>	15.0%	USD97.22/barrel
Copper, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	LOCADY<Comdty>	12.5%	USD7275/tonne
Gold, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	GOLDLNPM<Comdty>	12.5%	USD1613.50/troy ounce
Corn, as described under “Reference Assets—Commodities—Settlement Price” in the prospectus supplement.	C 1<Comdty>	3.0%	US607 cents/ bushel

Payment at Maturity:

If the basket return is greater than 0%, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the basket return multiplied by the upside leverage factor. Accordingly, if the basket return is positive, your payment at maturity per $1,000 principal amount Note would be calculated as follows:

$1,000 + [$1,000 × (Basket Return × Upside Leverage Factor)]

If the basket return is equal to or less than 0% and equal to or greater than -30%, you will receive the principal amount of your Notes.

If the basket return is less than -30%, you will receive a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the basket return. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Basket Return]

You will lose some or all of your investment at maturity if the final basket level declines from the initial basket level by more than 30%.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Basket Return:	The performance of the reference asset from the initial basket level to the final basket level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level

Initial Basket Level:	Set equal to 100 on the basket initial valuation date.

Final Basket Level:

The final basket level will be calculated as follows:

100 × [1 + (Brent Crude return × 35.0%) + (SPGCGRP return × 22.0%) + + (Gold return × 12.5%) + (Copper return × 12.5%) + (WTI return × 15.0%)(Corn return × 3.0%) ]

The returns set forth in the formula above reflect the performance of the each basket component as described under “Basket Component Return” below.

Basket Component Return:

The performance of the basket component from the initial level to the final level, calculated as follows:

Final Level – Initial Level
Initial Level

Where,

Initial Level = for each basket component, the initial level is the closing level of the basket component on the basket initial valuation date, determined as described under “Reference Asset” above;

Final Level = for each basket component, the final level will equal the closing level of the basket component on the basket final valuation date, determined as described under “Reference Asset” above.

Upside Leverage Factor:	1.33

Barrier Level:	70% of the Initial Basket Level

Change in Law Redemption Event:	Upon the occurrence of a Change in Law (as defined below) that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein at the redemption amount on the redemption date. See “Change in Law Redemption Event” in this pricing supplement.

Hedging Disruption Redemption Event:	Upon the occurrence of a Hedging Disruption Event (as defined below), we may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion at the redemption amount on the redemption date. See “Hedging Disruption Redemption Event” in this pricing supplement.

Redemption Amount:	In the case of a Change in Law Redemption Event or a Hedging Disruption Redemption Event, the redemption amount will be equal to an amount determined in good faith in a commercially reasonable manner by the Calculation Agent, in its sole discretion, taking into account the latest available quotations for the Basket, the futures contracts comprising the Basket (and the Index) and any other information that it deems relevant.

Redemption Date*:	The third business day following the date on which we provide written notice to the Depository Trust Company (“DTC”) of our election to redeem the Notes pursuant to a Change in Law Redemption Event or Hedging Disruption Redemption Event (the “Notice Date”).

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KE31 and US06738KE315

*	Subject to postponement in the event of a market disruption event as described under “Reference Assets— Commodities —Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” , “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
**	For reference purposes only, the values of the basket components on the basket initial valuation date and the basket final valuation date may be seen using the indicated Bloomberg tickers. However, if there is any discrepancy between the values specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Reference Asset” above, the values determined by the calculation agent shall prevail.
†	If such day is not a scheduled trading day, the next succeeding scheduled trading day.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement, Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public[1]	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	2.50%	97.50%
Total	$3,360,000	$84,000	$3,276,000

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.50% of the principal amount of the notes, or $25 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below are based on the initial levels for the basket components as follows: USD106.73/barrel in respect of Brent Crude, 39.18126 in respect of the S&P GSCI® Grains Index Excess Return, USD106.73/barrel in respect of WTI Crude, USD7,275/tonne in respect of Copper, USD 1613.5000/troy ounce in respect of Gold and US cents607/bushel in respect of Corn. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Notes.

Final Basket Level	Basket Return	Payment at Maturity	Total Return on the Notes
155.00	55.00%	$1,731.50	73.15%
145.00	45.00%	$1,598.50	59.85%
135.00	35.00%	$1,465.50	46.55%
130.00	30.00%	$1,399.00	39.90%
125.00	25.00%	$1,332.50	33.25%
120.00	20.00%	$1,266.00	26.60%
115.00	15.00%	$1,199.50	19.95%
110.00	10.00%	$1,133.00	13.30%
106.50	6.50%	$1,086.45	8.64%
105.00	5.00%	$1,066.50	6.65%
103.00	3.00%	$1,039.90	3.99%
102.00	2.00%	$1,026.60	2.66%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

PS–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: The basket level increases from an initial basket level of 100 to a final basket level of 115.

Step 1: Calculate the Basket Component Return for each Basket Component.

Basket Component	Initial Level	Final Level	Weight	Basket Component Return
Brent Crude (USD/barrel)	106.73	123.81	35.0%	16.00%
S&P® GSCI Grains Index Excess Return (SPGCGRP)	39.18126	49.3684	22.0%	26.00%
WTI Crude (USD/barrel)	97.22	114.72	15.0%	18.00%
Copper (USD/tonne)	7275.00	6911.25	12.5%	-5.00%
Gold (USD/troy ounce)	1613.5000	1839.3900	12.5%	14.00%
Corn (US cents/bushel)	607.00	576.65	3.0%	-5.00%

The Basket Component Return of each basket component is the performance of the basket component from the initial level to the final level, calculated as follows:

Final Level – Initial Level

Initial Level

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (16.00% × 35.0%) + (26.00% ×22.0%) + (18.00% × 15.0%) + (-5.00% × 12.5%) + (14.00% × 12.5%) + (-5.00% × 3.0%)] = 115

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

115 - 100	=15.00%
100

Step 4: Calculate the Payment at Maturity.

Because the basket return is greater than 0%, the payment at maturity per $1,000 principal amount Note is calculated as follows:

$1,000 + [$1,000 × (15.00% × 1.33)] = $1,199.50

Therefore, the payment at maturity is $1,199.50 per $1,000 principal amount Note, representing a 19.95% return on investment over the term of the Notes.

Example 2: The basket level decreases from an initial basket level of 100 to a final basket level of 60.

Step 1: Calculate the Basket Component Return for each Basket Component.

PS–3

Basket Component	Initial Level	Final Level	Weight	Basket Component Return
Brent Crude (USD/barrel)	106.73	64.04	35.0%	-40.00%
S&P® GSCI Grains Index Excess Return (SPGCGRP)	39.18126	19.5906	22.0%	-50.00%
WTI Crude (USD/barrel)	97.22	77.78	15.0%	-20.00%
Copper (USD/tonne)	7275.00	2910.00	12.5%	-60.00%
Gold (USD/troy ounce)	1613.50	1187.0520	12.5%	-26.43%
Corn (US cents/bushel)	607.00	364.20	3.0%	-40.00%

The Basket Component Return of each basket component is the performance of the basket component from the initial level to the final level, calculated as follows:

Final Level – Initial Level

Initial Level

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (-40.00% × 35.0%) + (-50.00% × 22.0%) + (-20.00% × 15.0%) + (-60.00% × 12.5%) + (-26.43% × 12.5%) + (-40.00% × 3.0%)] = 60

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

60 - 100	= -40.00%
100

Step 4: Calculate the Payment at Maturity.

Because the basket return is less than -30%, the payment at maturity per $1,000 principal amount Note is calculated as follows:

$1,000 + ($1,000 × Basket Return)

$1,000 + ($1,000 × -40%) = $600.00

Therefore, the payment at maturity is $600.00 per $1,000 principal amount Note, representing a -40.00% loss on investment over the term of the Notes.

Example 3: The basket level decreases from an initial basket level of 100 to a final basket level of 80.

Step 1: Calculate the Basket Component Return for each Basket Component.

Basket Component	Initial Level	Final Level	Weight	Basket Component Return
Brent Crude (USD/barrel)	106.73	90.72	35.0%	-15.00%
S&P® GSCI Grains Index Excess Return (SPGCGRP)	39.18126	30.1820	22.0%	-22.97%
WTI Crude (USD/barrel)	97.22	77.78	15.0%	-20.00%
Copper (USD/tonne)	7275.00	5238.00	12.5%	-28.00%
Gold (USD/troy ounce)	1613.50	1355.3400	12.5%	-16.00%
Corn (US cents/bushel)	607.00	364.20	3.0%	-40.00%

The Basket Component Return of each basket component is the performance of the basket component from the initial level to the final level, calculated as follows:

Final Level – Initial Level

Initial Level

PS–4

Step 2: Calculate the Final Basket Level.

The final basket level is calculated as follows:

100 × [1 + (-15.00% × 35.0%) + (-22.97% × 22.0%) + (-20.00% × 15.0%) + (-28.00% × 12.5%) + (-16.00% × 12.5%) + (-40.00% × 3.0%)] = 80

Step 3: Calculate the Basket Return.

The basket return reflects the performance of the basket, calculated as follows:

80 - 100	= -20.00%
100

Step 4: Calculate the Payment at Maturity.

Because the Basket Component Return is less than 0% and greater than -30%, the payment at maturity is $1,000 per $1,000 principal amount Note, representing a 0.00% loss on investment over the term of the Notes.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The basket final valuation date, the maturity date, the payment at maturity, the basket components and the basket are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Commodities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”, “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

We May, But Are Not Obligated to, Redeem the Notes Upon the Occurrence of a Change in Law Redemption Event or Hedging Disruption Event—We have the right to redeem or “call” your Notes without your consent at our sole discretion upon the occurrence of a Change in Law Redemption Event or a Hedging Disruption Event (both events as described below). See “Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on Your Notes” under “Selected Risk Considerations” below.

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the final basket level, as compared to the initial basket level, of up to 30%. If the final basket level declines from the initial basket level by more than 30%, you will lose an amount equal to 1.00% of the principal amount of your Notes for every 1.00% that the final basket level has declined from the initial basket level. If the final basket level declines from the initial basket level, you may lose some or all of your initial investment. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to

PS–5

the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss. It is also possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the Reference Asset and/or the underlying components of the S&P GSCI Grains Excess Return (the “Index Component”). Under such a characterization, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to the portion of the Notes that reflect the performance of futures contracts. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to such portion of your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark such portion of your Notes to market at the end of each year (i.e., recognize gain or loss as if the Notes or the relevant portion of the Notes had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index Component rolls.

Furthermore, it is possible that the Internal Revenue Service could assert that your Notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your Notes for more than one year, although we do not think such a treatment would be appropriate in this case because (i) a sale or exchange of the Notes is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible, and (ii) the executory contract tracks the value of collectibles only to a limited extent. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

PS–6

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in an Exchange-Traded Fund Invested in Commodities or Based in Part on Commodities.”

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level.”

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the reference asset and the basket components and will depend on whether, and the extent to which, the basket return is positive or negative. If the final basket level declines from the initial basket level by more than 30% (below the barrier level), your investment will be exposed to any decline in the reference asset from the initial basket level beyond the 30% buffer, and you may lose up to 100% of your initial investment.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•

Holding the Notes is not the Same as Owning the Commodities Underlying the Basket (or the Index Components of the S&P GSCI® Grains Index Excess Return), Futures Contracts for Such Commodities or Certain Other Commodity Related Contracts Directly—The return on your Notes will not reflect the return you would realize if you actually purchased the commodities underlying the basket or the index components, futures contracts for such commodities or exchange-traded or over-the-counter instruments based on these commodities. You will not have any rights that holders of such assets or instruments have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Level of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Changes in the Levels of the Basket Components May Offset Each Other—Movements in the basket components may not correlate with each other. At a time when the settlement price or closing level of one or more of the basket components increases, the settlement price or closing level of other basket components may not increase as much or may even decline. Therefore, in calculating the final basket level, increases in the level of one or more basket components may be moderated, or more than offset, by lesser increases or declines in the level of other basket components.

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The Payment at Maturity on Your Notes is Not Based on the Final Levels of the Basket Components at Any Time Other than the Basket Final Valuation Date—The final basket level and the basket return will be based solely on the closing levels of the basket components on the basket final valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the levels of one or more basket components drops precipitously on the basket final valuation date, the payment at maturity that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the levels of the basket components prior to such drop. Although the closing levels, as applicable, of the basket components on the maturity date or at other times during the life of your Notes may be higher than such levels on the basket final valuation date, you will not benefit from any such increases in the levels of the basket components other than those increases, if any, represented by the final levels on the basket final valuation date.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department

PS–7

are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement the prospectus supplement, and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

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Many Economic and Market Factors Will Impact the Level of the Notes—In addition to the levels of the basket components on any day, the level of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

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the expected volatility of the price of the commodities pertaining to the futures contracts underlying the basket components and the index components of the Index, and of the prices of exchange-traded futures contracts for the purchase or delivery of such commodities;

•	the expected volatility of each basket component and the index components of the Index;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

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global supply and demand for the commodities pertaining to the futures contracts underlying the basket components, and supply and demand for such exchange-traded futures contracts for the purchase or delivery of such commodities;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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We Are Under No Obligation to Avoid the Occurrence of a Hedging Disruption Event By Ceasing or Otherwise Restricting Our Trading Activities That We May Engage In On Behalf of Our Customers or For Proprietary Accounts—We and our affiliates expect to engage in trading activities related to the basket components (including the underlying futures contracts and/or physical commodities), futures or options on basket components, or other derivative instruments with returns linked to the performance of the basket components (and the index components of the Index), which activities would be unrelated to the Notes. We may engage in these trading activities in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management, as well as for our and our affiliates’ proprietary accounts. These trading activities may contribute to our aggregate holding of a particular commodity, or derivatives based on prices of that commodity, to which the basket components also relate, which may be subject to a specified position limit set by a regulatory or self-regulatory body, including any exchange or trading facility. Under the terms of the Notes, we may redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event (as defined herein), which may include when Hedge Positions (as defined herein) would contribute to the breach of such applicable position limits. See “Hedging Disruption Redemption Event” for more information. We are under no obligation to cease or otherwise restrict our trading activities that we and our affiliates may engage in on behalf of customers or for proprietary accounts in order to avoid breaching such position limits and to avoid the occurrence of a Hedging Disruption Event. As a result, these trading activities unrelated to the Notes may result in increasing the likelihood of a Hedging Disruption Redemption Event occurring during the term of the Notes.

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Prices of Commodities and Commodity Futures Contracts are Highly Volatile and May Change Unpredictably—Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the basket components and, as a result, the market value of the Notes, and the amount you will receive at maturity.

Moreover, the prices of many of the commodities, particularly energy and agricultural commodities, reached historically high levels in 2009. Since reaching such highs, prices have fallen precipitously, to approximately 25% of their historic highs, in

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some cases, and prices have experienced unprecedented volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of basket components and, as a result, the market value of the Notes.

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Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Level of the Notes—The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the levels of the basket components, therefore, the value of the Notes.

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Changes in Supply and Demand in the Market for the Futures Contracts Included in the Basket May Adversely Affect the Value of the Notes—Certain of the basket components are linked to the performance of futures contracts on the applicable underlying physical commodities. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in the second nearby month, or vice-versa. Under such circumstances, and depending on when the specified valuation date occurs, the settlement price of the basket component may be determined by reference to the futures contract expiring in a less favorable month for pricing purposes. As a result, the value of the Notes may be less than would otherwise be the case if the settlement price of the basket component had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

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Certain Basket Components Provide Exposure to Futures Contracts and Not Direct Exposure to Physical Commodities—Certain of the basket components are linked to the performance of futures contracts on the applicable underlying physical commodities or the level of an index comprised of futures contracts. Therefore, the Notes will reflect a return based, in part, on the performance of futures contracts or a level of an index comprised of futures contracts and do not provide exposure to the spot prices in respect of such commodities. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that reflects the return on the underlying physical commodities.

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The Notes May Be Subject to Certain Risks Specific to Brent Crude—Brent crude is an energy-related commodity and comprises 35% of the Basket. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

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Futures Contracts on Brent Crude Oil are the Benchmark Crude Oil in European Markets—Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European markets, the reference asset will be affected by economic conditions in Europe, as well as by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the reference asset and, therefore, the Notes.

PS–9

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Future Prices of the Components of the Index That are Different Relative to Their Current Prices May Result in a Lower Level for the Index on the Final Valuation Date—The S&P GSCI® Grains Index Excess Return is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities reflected in the Index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields”, which could adversely affect the level of the S&P GSCI® Grains Index Excess Return and, accordingly, and the payment you receive at maturity or upon redemption.

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The Notes May Be Subject to Certain Risks Specific to Agricultural Commodities—Corn and the components of the S&P GSCI® Grains Index Excess Return are agricultural commodities. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, the Notes may be affected by a number of additional factors specific to agricultural commodities that might cause price volatility. These may include, among others:

•	weather conditions, including floods, drought and freezing conditions;

•	changes in government policies;

•	changes in global demand for food;

•	changes in ethanol or bio-diesel demand;

•	planting decisions; and

•	changes in demand for agricultural products both with end users and as inputs into various industries.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

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The Notes May be Subject to Certain Risks Specific to WTI Crude Oil as a Commodity—As an energy-related commodity, WTI crude oil may be subject to a number of risks specific to energy-related commodities, and in particular to WTI crude oil, that may adversely affect its price or result in price volatility. These may include, among others:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	technological advances or the discovery of new oil reserves leading to increases in the worldwide production of crude oil;

•	further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	geopolitical events; and

•	costs associated with regulatory compliance, including environmental regulations; and changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the Basket, and the market value of the Notes, may offset or enhance the effect of another factor.

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The Notes May Be Subject to Certain Risks Specific to WTI Crude Oil Prices—Trading in commodity futures contracts, including futures contracts for WTI Crude Oil, is speculative and can be extremely volatile. It is expected that generally the market value of the Notes will depend primarily on the market price of crude oil. Crude oil prices are subject to volatile price movements over short periods of time and are affected by numerous factors and events, as described herein. Crude oil prices are generally more volatile and subject to greater dislocation than prices of other commodities. Crude oil prices may change rapidly over a short period of time as a result of supply disruptions stemming from world events, or domestic problems such as refinery or pipeline outages. These events tend to effect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. Over the past few years, crude oil prices have experienced unprecedented volatility and have reached historically high levels followed by precipitous declines.

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There can be no assurance that crude oil prices will reach their historic highs again or that such volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the price of the futures contracts underlying the Index, and as a result, the market value of your Notes and the amount you receive at maturity or upon redemption.

In addition, crude oil prices are determined with significant influence by the Organization of Petroleum Exporting Countries (“OPEC”). OPEC has the potential to influence oil prices world-wide because its members possess a significant portion of the world’s oil supply. Further, if oil demand rises quickly or supply declines unexpectedly due to refinery production problems or lagging imports, stocks of oil may decline rapidly. When stocks are low and falling, some wholesalers may become concerned that supplies may not be adequate over the short term and bid higher for the available product, leading to further price increases. It is impossible to predict the aggregate effect of all or any combination of these factors on the price of crude oil. Sudden and dramatic changes in the futures market may also occur, for example, upon commencement of hostilities, or cessation of existing hostilities, that may exist in countries or regions producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Any such changes in the supply and demand of crude oil may result in significant volatility in the price of the reference asset and accordingly, may adversely affect the market value of your Notes and the payment you receive at maturity or upon redemption.

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The Notes May Be Subject to Certain Risks Specific to Copper—Copper is an industrial metal. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, a number of additional factors specific to industrial metals might cause price volatility. These may include, among others:

•	changes in the level of industrial activity using industrial metals, including the availability of substitutes such as man-made or synthetic substitutes;

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

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The Notes May Be Subject to Certain Risks Specific to Gold—Gold is a precious metal. Consequently, in addition to factors affecting commodities generally that are described herein and in the prospectus supplement, a number of additional factors specific to precious metals, and in particular Gold, might cause price volatility. These may include, among others:

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations;

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

•	precious metal leasing rates;

•	currency exchange rates;

•	level of economic growth and inflation; and

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degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

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Changes in Law or Regulation Relating to Commodities Futures Contracts May Adversely Affect the Market Value of the Notes and the Amounts Payable on Your Notes—The commodity futures contracts included in the basket (including both the futures contracts that underlie the basket components and the index components of the S&P GSCI® Grains Index Excess Return ) are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress has enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the Commodity Futures Trading Commission (the “CFTC”) to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

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Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also authorizes the CFTC to apply its position limits on physical commodities across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to position limits. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been adopted but have not yet become effective, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Notes. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts included in the basket, which could adversely affect the prices of such contracts and, in turn, the market value of the Notes and the amounts payable on the Notes. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap market and therefore in the futures markets, which would further restrict liquidity and adversely affect prices. Any such restrictions could restrict or prevent our ability to hedge our obligations under the Notes. If such restrictions are imposed on market participants, we or our affiliates may be unable to effect, or may be required to unwind, in whole or in part, transactions necessary to hedge our obligations under the Notes, in which case we will have the right, but not the obligation, to redeem your Notes.

If we exercise our right to redeem the Notes upon the occurrence of a Change in Law Redemption Event or Hedging Disruption Event, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the redemption date in a comparable investment. Our right to redeem the Notes upon the occurrence of a Change in Law Redemption Event or Hedging Disruption Event may also adversely impact your ability to sell your Notes, and/or the price at which you may be able to sell your Notes, following the occurrence of such Change in Law Redemption Event or Hedging Disruption Event.

Moreover, even if such legislative, regulatory or other market changes do not result in a Change in Law Redemption Event or Hedging Disruption Event, or we do not exercise our right to redeem the Notes, the restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the contracts underlying the basket components, which could adversely affect the prices of such contracts and, in turn, the return on and the value of the Notes.

Our right to redeem the Notes does not mean that you have any right to require us to repay your Notes prior to maturity.

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Concentration Risks Associated with the Basket May Adversely Affect the Value of the Notes—Because the Notes are linked to a basket of only six basket components, the Reference Asset is less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You should be aware, in particular, that other reference assets may be more diversified in terms of both the number of and variety of futures contracts on commodities than the Reference Asset. Your investment may carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

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There Are Potential Conflicts of Interest Between You and the Calculation Agent—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, Barclays Capital, the investment banking division of the Issuer, is a member of the London Gold Market Fixing Ltd., which determines the settlement price of Gold that is used for the initial level of Gold on the basket initial valuation date and the final level of Gold on the basket final valuation date. Actions by the London Gold Market Fixing Ltd. may have an adverse effect on the price of Gold and therefore on the market value of the Notes. No member of the London Gold Market Fixing Ltd., including Barclays Capital –the investment banking division of the Issuer, will have any obligations with respect to the amounts to be paid to you on the maturity date, or to consider your interests as an owner of Notes when it takes any actions that might affect the market value of the Notes. Although Barclays Capital is a member of the London Gold Market Fixing Ltd., the Issuer has no ability to control or predict the actions of the London Gold Market Fixing Ltd. These actions could include errors in information disclosed by the London Gold Market Fixing Ltd. or any discontinuance by them of that disclosure. However, we may currently, or in the future, engage in business with the London Gold Market Fixing Ltd. and any member of the London Gold Market Fixing Ltd. Neither we, nor any of our affiliates, including Barclays Capital or any other member of the London Gold Market Fixing Ltd., assume any responsibility for the adequacy or accuracy of any publicly available information about Gold, whether the information is contained herein or otherwise. You should make your own investigation into Gold and the London Gold Market Fixing Ltd.

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Description of the S&P GSCI® Grains Index Excess Return

The S&P GSCI® Grains Index Excess Return (the “Index”) is a sub-index of the S&P GSCI® Excess Return Index, and therefore disclosure in the index supplement relating to the methodology for compiling the S&P GSCI® Excess Return Index accordingly relates as well to the methodology of compiling the Index. The Index is calculated in the same manner as the S&P GSCI® Excess Return Index, except that (i) the daily contract reference prices, CPWs and “roll weights” used in performing such calculations are limited to those of the commodities included in the Index and (ii) the Index has a separate normalizing constant. The dollar weights and daily contract reference prices used in calculating each such normalizing constant are limited to those of the designated contracts included in the Index.

The table below sets forth the underlying commodities of the Index, as well as the weightings and the exchange on which the relevant futures contract trades. The delivery month associated with each of the contracts included in the Index changes each month because the contract included in the Index at any given time is currently required to be the contract with the closest expiration date (the “front-month contract”). The Index incorporates a methodology for rolling into the contract with the next closest expiration date (the “next-month contract”) each month. The Index gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five business day period commencing on the fifth business day of the month, so that on the first day of the roll-over the front-month contract represents 80% and the next-month contract represents 20% of the Index, and on the fifth day of the roll-over period (i.e., the ninth business day of the month) the next-month contract represents 100% of the Index. Over time, this monthly roll-over leads to the inclusion of many different individual contracts in the Index. The commodities industry utilizes single-component indices because the purpose of a commodities index is generally to reflect the current market price of the index components by including the front-month futures contract with respect to each component, necessitating a continuous monthly roll-over to a new front-month contract. As the underlying commodity is not static but rather is represented by constantly changing contracts, a single commodity index actually contains a changing series of individual contracts and is regarded by commodities industry professionals as a valuable tool in tracking the change in the value of the underlying commodity over time.

Table of Underlying Commodities

Basket Component	Commodity	Dollar Weights as of December 20, 2011	Exchange/Price Source
S&P GSCI® Grains Index Excess Return	Chicago Wheat	27.75%	CBT
	Kansas City Wheat	6.93%	KBT
	Corn	42.98%	CBT
	Soybeans	22.34%	CBT

Level of the Index

The Index incorporates the returns of those contracts in the S&P GSCI® that comprise the Index and the discount or premium obtained by rolling hypothetical positions in those contracts forward as they approach delivery. The level of the Index on any S&P GSCI® business day is equal to the product of (1) the level of the Index on the immediately preceding S&P GSCI® business day multiplied by (2) one plus the contract daily return. The contract daily return on any given day is equal to the sum, for each of the commodities included in the Index, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate contract production weight and the appropriate roll weight, divided by the total dollar weight of the Index on the preceding day, minus one. The daily contract reference price is the price of the relevant contract that is used as a reference or benchmark by market participants. The contract production weight is calculated based on the total quantity traded for the relevant contract as compared to the world or regional production average, as applicable, of the underlying commodity. The roll weight of a commodity reflects the adjustments necessary because positions in futures contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.

For reference purposes only, the closing level of the Index on the basket initial valuation date and the basket final valuation date may be seen using the Bloomberg ticker as described below. However, if there is any discrepancy between the levels specified on Bloomberg and those determined by the calculation agent in accordance with the information set forth under “Reference Asset” above, the levels determined by the calculation agent shall prevail.

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With respect to the S&P GSCI® Grains Index Excess Return, the closing level of the S&P GSCI® Grains Index Excess Return published at the regular weekday close of trading on the relevant date as displayed on Bloomberg Professional® service page “SPGCGRP <Index>“ or any successor page on Bloomberg Professional® service or any successor service, as applicable.

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Change in Law Redemption Event

Upon the occurrence of a Change in Law that, in our sole determination, would, or is reasonably likely to: (i) have an adverse effect upon, or otherwise require us or our affiliates to unwind or terminate, in whole or in part, any of the positions, transactions or contractual arrangements pursuant to which we or our affiliates have hedged, individually or on a portfolio basis, our obligations under the Notes; or (ii) restrict our ability, or make it reasonably impracticable, to maintain existing hedging positions, enter into future transactions or contractual arrangements, or to establish or modify positions, to hedge, individually or on a portfolio basis, our obligations under the Notes, we may, but are not obligated to, redeem the Notes in whole (but not in part) in accordance with the provisions set forth herein.

For purposes of the above, “Change in Law” means (i) the adoption of, or change in, any applicable law, rule, regulation, or order by any court, tribunal, regulatory authority or exchange, or (ii) the promulgation or withdrawal of, or any change in, the interpretation by any court, tribunal, regulatory authority or exchange, or the issuance, revocation or modification of any applicable law, rule, regulation, order, exemption, position limit or “no-action” position of any regulatory authority or exchange, with competent jurisdiction of any applicable law, rule or regulation, interpretation, order or position occurring, in each case as set forth in (i) and (ii) above, after the basket initial valuation date. For the avoidance of doubt, if a Change in Law becomes effective only after a specified transition period, the occurrence of a Change in Law is not the date on which such Change in Law becomes effective but rather the date on which the Change in Law was officially adopted or enacted by the relevant body.

Hedging Disruption Redemption Event

We may, but are not obligated to, redeem the Notes in whole (but not in part) at our sole discretion upon the occurrence of a Hedging Disruption Event. A “Hedging Disruption Event” means that we determine that we or our affiliates are unable or will become unable, after using commercially reasonable efforts, to either: (a) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any (i) positions or contracts in securities, options, futures, derivatives or foreign exchange, (ii) loans of stock or other securities or (iii) (without limiting the generality of the foregoing) any other instruments or arrangements, in each case of (i) through (iii), the purpose of which is to hedge, individually or on a portfolio basis, a portion or all of our obligations under the Notes (each, a “Hedge Position” and collectively, the “Hedge Positions”), including, without limitation, where such Hedge Positions would contribute to the breach of applicable position limits set by any regulatory or self-regulatory body, including any exchange or trading facility, whether on a standalone basis or as a result of any adjustment(s) to the commodity exposure incurred by us under the Notes; or (b) freely realize, recover, receive, repatriate, remit or transfer the proceeds of the Hedge Positions or the Notes.

Redemption Notice

If we elect to redeem the Notes following a Change in Law Redemption Event or a Hedging Disruption Event, we will deliver written notice as promptly as possible of such election to redeem to the Depository Trust Company (“DTC”) and to The Bank of New York Mellon, the trustee under the Senior Debt Indenture dated September 16, 2004 (the “Trustee”) (the date of such delivery being the “Notice Date”). In this scenario, the basket final valuation date will be deemed to be the Notice Date, and the Notes will be redeemed on the third business day following such deemed basket final valuation date, subject to market disruption events, at an amount equal to the redemption amount.

Historical Information

The following graphs set forth the historical performance of the basket components based on the daily settlement prices or closing levels, as applicable, from January 7, 2002 through December 20, 2011 in respect of Brent Crude, S&P GSCI® Grains Index Excess Return, WTI Crude, Copper, Gold and Corn.

The settlement prices or closing level, as applicable, on the Basket Initial Valuation Date of December 20, 2011 are USD106.73/barrel in respect of Brent Crude, 39.18126 in respect of the S&P GSCI® Grains Index Excess Return, USD97.22/barrel in respect of WTI Crude, USD7275/tonne in respect of Copper, USD 1613.5000/troy ounce in respect of Gold and US cents607/bushel in respect of Corn.

We obtained the settlement prices or closing levels, as applicable, of the basket components below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the prices or levels of the basket components on any day during the term of the Notes, including the basket final valuation date. We cannot give you assurance that the performance of the basket components will result in the return of any of your initial investment.

PS–14

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PS–15

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PS–16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PS–17